Exhibit 10.29

Payment of this Amended and Restated Note is subordinated to the payment of all obligations of the maker hereof to Wells Fargo Bank National Association pursuant to the terms of the Subordination Agreement dated as of August 31, 2012, as amended or modified from time to time by the parties thereto, and any replacement or substitutions therefor.

THIS AMENDED AND RESTATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE COMPANY HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.

AMENDED AND RESTATED

SUBORDINATED PROMISSORY NOTE

$2,355,331.00	April 2, 2013
Brentwood, Tennessee

FOR VALUE RECEIVED, American Addiction Centers, Inc., a Nevada corporation (“Maker”), promises to pay to Michael Blackburn, an individual resident of Rhode Island, (“Payee”), in lawful money of the United States of America, the principal sum of Two Million Three Hundred Fifty-Five Thousand Three Hundred Thirty-One and No/100 Dollars ($2,355,331.00), together with interest in arrears on the unpaid principal balance at the annual rate and in the manner provided below. Interest shall be paid on the principal amount of $910,331.00, at an annual rate equal to five percent (5%) per annum. Interest shall be paid on the principal amount of $1,445,000.00 at an annual rate equal to three and one-eighth percent (3.125%) per annum. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

This non-negotiable Amended and Restated Subordinated Promissory Note (the “Note”) has been executed and delivered pursuant to and in accordance with the terms and conditions of the Asset and Equity Purchase Agreement, dated as of August 31, 2012, by and among Maker, Payee and James D. Bevell, Jr., and the other parties defined therein as “Sellers” (the “Purchase Agreement”), and is subject to the terms and conditions of the Purchase Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Purchase Agreement. This Note is one of a series of subordinated promissory notes issued by the Maker in the original aggregate principal amount of Six Million Two Hundred Thirty Thousand and No/100 Dollars ($6,230,000) to Payee and the other note holder under the Purchase Agreement (collectively, the “Seller Notes”), and this Note ranks pari passu with the other Seller Note, and another subordinated promissory note in the aggregate principal amount of $600,000 issued pursuant to the Purchase Agreement and defined therein as the “Blackburn Note” (together with the Seller Notes, the “TSN Subordinated Notes”). All payments on the TSN Subordinated Notes shall be made pro rata to the holders of those notes based upon the respective principal amount of the TSN Subordinated Notes.

1.	PAYMENTS

(a) Principal and Interest. Principal and interest on this Note shall be due and payable (i) in twenty-eight (28) equal monthly installments of Thirty-Three Thousand Four Hundred Seventeen and 55/100 Dollars ($33,417.55), each commencing on May I, 2013 and the first day of each month thereafter, (representing the amortization of principal and interest on $910,331.00 principal amount) and (ii) the balance, together with accrued interest from the date of this Note on $1,445,000.00 principal amount and all other accrued but unpaid interest, on August 31, 2015 (the “Maturity Date”), subject to reduction in the principal amount then due as provided in Section 3.2 of the Purchase Agreement (as described in subsection (f) below), and after giving effect to any setoff under subsection (d) below. Notwithstanding the foregoing, Maker shall not be required to make, and shall not make, any payment on this Note to the extent that such payment is prohibited by the terms of any Senior Secured Bank Debt, as defined herein (a “Payment Prohibition Period”). In such event, all unpaid principal and interest shall accrue during such Payment Prohibition Period and shall become due and payable on the Maturity Date. In the event that payment hereunder is permitted to resume after a Payment Prohibition Period, Maker shall only be obligated to pay the current principal and interest, commencing on the first day of the month after the first full month after the termination of such Payment Prohibition Period.

(b) Manner of Payment. All payments of principal and interest on this Note shall be made by check at such place in the United States of America as Payee shall designate to Maker in writing, or at the option of the Maker, by wire transfer of immediately available funds to an account designated by Payee in writing at least five (5) Business Days prior to any scheduled payment date. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Tennessee.

(c) Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

(d) Right of Set-Off. Maker shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for indemnification or payment of damages to which Maker may he entitled under the Purchase Agreement.

(e) Subordination. Notwithstanding anything to the contrary in this Note, the indebtedness evidenced hereby, including principal and interest, shall be subordinate and junior to (i) the prior payment of, and (ii) the collateral securing, the indebtedness of the Maker to its senior secured bank lender, whether outstanding as of the date of this Note or hereafter created, together with all obligations issued in the renewal, deferral, extension, refunding (whether with the same or a different lender), amendment or modification of such indebtedness (the “Senior Secured Bank Debt”). As of the date of this Note, the Maker’s senior secured bank lender is Wells Fargo Bank, National Association. By the acceptance of this Note, Payee understands, acknowledges and agrees that, from time to time, it shall enter into such intercreditor and/or subordination agreements as may be requested by the holders of Senior Secured Bank Debt in order to confirm the subordination of this Note to such Senior Secured Bank Debt as set forth herein.

(f) Reduction in Principal Amount. At the Maturity Date, the principal amount due under this Note shall be subject to reduction pursuant to Section 3.2(b) of the Purchase Agreement, as follows:

(i)	If Threshold I is not met, by $555,000.00;

(ii)	If Threshold I is met but Threshold II is not met, by $370,000.00; and

(iii)	If Threshold II is met but Threshold III is not met, by $185,000.00.

2.	DEFAULTS

(a) Events of Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):

(i) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days after Payee notifies Maker therein writing; provided, however, that neither (A) the exercise by Maker in good faith of its right of set-off pursuant to Section 1(d) above, whether or not ultimately determined to be justified, nor (B) the failure by Maker to pay any scheduled amount during any Payment Prohibition Period as provided in Section 1(a) above, will not constitute an Event of Default.

(ii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”). Maker shall (A) commence a voluntary case or proceeding; (B) consent to the entry of an order for relief against it in an involuntary case; (C) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (D) make an assignment for the benefit of its creditors; or (E) admit in writing its inability to pay its debts as they become due.

(iii) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against Maker in an involuntary case, (B) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (C) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

(b) Notice by Maker. Maker shall notify Payee in writing within five (5) Business Days after the occurrence of any Event of Default of which Maker acquires knowledge.

(c) Remedies. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees.

3.	MISCELLANEOUS

(a) Obligations Unsecured. The obligations of the Maker under this Note and each of the other subordinated promissory notes issued to the Sellers under the Purchase Agreement are unsecured.

(b) Waiver. The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or farther exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (ii) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

(c) Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 13.9 of the Purchase Agreement.

(d) Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e) Governing Law. This Note will be governed by the laws of the State of Tennessee, without regard to conflicts of laws principles.

(f) Parties in Interest. This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.

(g) Section Headings; Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof’ and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Subordinated Promissory Note as of the date first stated above.

AMERICAN ADDICTION CENTERS, INC.

By:	/s/ Michael Cartwright
Michael Cartwright, Chairman